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Exhibit No. 5(i)

                                  April 7, 1995

Butler International, Inc.
110 Summit Avenue
Montvale, New Jersey  07645

         RE:     REGISTRATION STATEMENT ON FORM S-8
                 BUTLER SERVICE GROUP, INC.
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Ladies and Gentlemen:

         We have acted as special counsel to Butler International, Inc., a Maryland corporation (the "Company") in preparing a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Supplemental Executive Retirement Plan (the "Plan") filed by the Company with the Securities and Exchange Commission covering 250,000 shares of common stock, $.001 par value (the "Shares"), of the Company issuable pursuant to the Plan.

         In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,



                                      /s/ McBreen, McBreen & Kopko
                                      ----------------------------
                                      McBreen, McBreen & Kopko